Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano For Immediate Release Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2006 RESULTS
-Sales, Operating Income and Diluted Earnings Per Share Increase
48.0%, 44.8% and 31.4%, Respectively

NEW YORK, NY, April 25, 2006 – L-3 Communications (NYSE: LLL) today announced strong results for the 2006 first quarter, including sales of $2,903.8 million, operating income of $288.4 million, diluted earnings per share of $1.13, net cash from operating activities of $187.5 million and free cash flow(1) of $161.3 million.

Diluted earnings per share (EPS) for the 2006 first quarter increased by $0.27, or 31.4%, to $1.13, compared to $0.86 for the 2005 first quarter. Effective January 1, 2006, the company adopted the provisions of SFAS No. 123R, Share-Based Payment (SFAS 123R), which reduced the 2006 first quarter diluted EPS by $0.06. Net income for the 2006 first quarter increased by $36.5 million, or 35.6%, to $138.9 million, compared to net income of $102.4 million for the 2005 first quarter.

For the 2006 first quarter, consolidated sales increased by $941.3 million, or 48.0%, to $2,903.8 million from consolidated sales of $1,962.5 million for the 2005 first quarter. The increase in consolidated sales from acquired businesses was $764.8 million, or 39.0%, including $620.6 million from The Titan Corporation (Titan), which was acquired on July 29, 2005. Consolidated organic sales growth(2) was 9.0%, or $176.5 million. Organic sales growth for the company’s defense businesses was 10.8%, or $188.9 million, driven primarily by strong demand for training and intelligence support services, intelligence, surveillance and reconnaissance (ISR) systems and products, secure networked communications systems, aircraft modification and several specialized products, including simulation devices, combat vehicle propulsion systems and acoustic undersea anti-submarine warfare products. Organic sales growth for the company’s commercial businesses declined by $12.4 million, or 5.8%, primarily due to volume declines for airport security systems.

Consolidated operating income for the 2006 first quarter increased by $89.2 million, or 44.8%, to $288.4 million from $199.2 million for the 2005 first quarter. Consolidated operating income as a percentage of sales (operating margin) declined 0.3 percentage points to 9.9% for the 2006 first quarter from 10.2% for the 2005 first quarter. Operating margin, excluding the Titan acquired businesses and the impact of fair value stock-based compensation expense, increased 0.6 percentage points. The Titan

Notes:

(1)	See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

(2)	Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operation for less than twelve months.

– more –

L-3 Communications Announces First Quarter 2006 Results

acquired businesses reduced consolidated operating margin by 0.5 percentage points because Titan’s business largely performs under lower margin (and lower risk) cost-reimbursable type and time-and-material type contracts (revenue arrangements). Additionally, the adoption of SFAS 123R reduced the 2006 first quarter operating margin by approximately 0.4 percentage points. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Interest and other (income) expense, net was income of $5.9 million for the 2006 first quarter, compared with income of $2.7 million for the 2005 first quarter. The increase in other income includes $3.5 million of interest income from the favorable settlement of a claim.

Interest expense for the 2006 first quarter increased by $33.8 million, or 88.7%, to $71.9 million, compared to the 2005 first quarter, primarily due to interest incurred on debt issued to finance the Titan acquisition.

The effective income tax rate for the 2006 first quarter increased to 36.9% from 36.2% for the 2005 first quarter, primarily due to the expiration on December 31, 2005 of the tax benefit from research and experimentation tax credits, the phase-out of tax benefits for export sales and the unfavorable impact of the Titan acquisition on state and local taxes and various tax incentives. These increases were partially offset by an income tax benefit of foreign tax credits on the repatriation of certain foreign earnings.

Funded orders for the 2006 first quarter increased by $645.4 million, or 24.1%, to $3,319.5 million, from $2,674.1 million for the 2005 first quarter. Funded backlog at March 31, 2006 increased by $818.9 million, or 11.7%, to $7,819.8 million from $7,000.9 million at December 31, 2005.

The company’s cash and cash equivalents decreased by $221.3 million to $172.6 million at March 31, 2006 from $393.9 million at December 31, 2005. The decrease was primarily due to cash payments made in connection with business acquisitions, partially offset by the company’s free cash flow for the 2006 first quarter.

Net cash from operating activities for the 2006 first quarter increased by $57.9 million, or 44.7%, to $187.5 million from $129.6 million for the 2005 first quarter. Free cash flow for the 2006 first quarter increased by $50.9 million, or 46.1%, to $161.3 million, compared to free cash flow of $110.4 million for the 2005 first quarter.

‘‘We are very pleased with our 2006 first quarter performance. We are off to an excellent start for the year,’’ said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. ‘‘Each of our four segments is performing very well and our business standouts for the first quarter include ISR, secure networked communications, government services, simulation devices, microwave components and aircraft modifications.’’

REPORTABLE SEGMENTS

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

C3ISR sales for the 2006 first quarter increased by $249.6 million, or 57.7%, to $682.4 million from sales of $432.8 million for the 2005 first quarter. The increase in sales from acquired businesses was $219.6 million, primarily related to the Titan acquired businesses. Organic sales growth was $30.0 million, or 6.9%, driven by demand for upgrades of airborne mission and ISR systems for allied foreign governments and secure networked communications systems, partially offset by lower sales for secure terminal equipment. C3ISR generated operating income of $72.3 million for the 2006 first quarter, compared to $53.8 million for the 2005 first quarter. Operating margin for the 2006 first quarter decreased to 10.6% from 12.4% for the 2005 first quarter. The decrease in operating margin is primarily due to lower margins from the Titan acquired businesses, lower margins due to contract mix, and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. Orders for the C3ISR segment were $955.5 million during the 2006 first quarter.

– more –

L-3 Communications Announces First Quarter 2006 Results

Government Services

Government Services sales for the 2006 first quarter increased by $406.9 million, or 147.3%, to $683.1 million from sales of $276.2 million for the 2005 first quarter. The increase in sales from acquired businesses was $330.4 million, primarily related to the Titan acquired businesses. Organic sales growth was $76.5 million, or 27.7%, driven primarily by increased volume for training and intelligence support services, and communications systems and engineering support. Government Services generated operating income of $58.0 million for the 2006 first quarter, compared to $22.8 million for the 2005 first quarter. Operating margin for the 2006 first quarter increased to 8.5% from 8.3% for the 2005 first quarter, primarily due to higher sales volume and related indirect cost reductions. These margin improvements were partially offset by lower margins from the Titan acquired businesses and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. Additionally, operating income for the first quarter of 2005 included cost overruns on certain contracts and higher indirect costs. Orders for the Government Services segment were $740.3 million during the 2006 first quarter.

Aircraft Modernization and Maintenance (AM&M)

AM&M sales for the 2006 first quarter increased by $18.7 million, or 3.2%, to $595.4 million from sales of $576.7 million in the 2005 first quarter. Organic sales growth was $13.5 million, or 2.3%, driven by increased volume for aircraft modification and the recent competitively awarded Canadian Maritime Helicopter Program (MHP). These increases were partially offset by lower volume for aircraft support services, primarily due to the loss of a utility aircraft support contract. Additionally, the sales growth rate for base support operations slowed compared to that for the 2005 first quarter. The increase in sales from TCS Design and Management Services, which was acquired on January 26, 2006, was $5.2 million. AM&M generated operating income of $52.4 million for the 2006 first quarter, compared to $54.7 million for the 2005 first quarter. Operating margin for the 2006 first quarter decreased to 8.8% from 9.5% for the 2005 first quarter, primarily due to lower incentive fees on a contract because of a reduction of the contract’s target cost, which is reset annually by the customer, and a 0.3 percentage point reduction related to SFAS 123R stock-based compensation expense. Orders for the AM&M segment were $603.0 million during the 2006 first quarter.

Specialized Products

Specialized Products sales for the 2006 first quarter increased by $266.1 million, or 39.3%, to $942.9 million from sales of $676.8 million in the 2005 first quarter. The increase in sales from acquired businesses was $209.6 million. Acquired businesses primarily include SAM Electronics GmbH, which was acquired on January 31, 2006, as well as certain divisions of Titan, Boeing Electron Dynamic Devices, Inc. and General Dynamics’ Propulsion Systems business unit, all of which were acquired in 2005. Organic sales growth was $56.5 million, or 8.3%, primarily due to higher sales volume for simulation devices, combat vehicle propulsion systems, acoustic undersea anti-submarine warfare products, guidance and navigation systems and microwave products. These increases were partially offset by volume declines for airport security systems. Specialized Products generated operating income of $105.7 million for the 2006 first quarter, compared to $67.9 million for the 2005 first quarter. Operating margin for the 2006 first quarter increased to 11.2% from 10.0% for the 2005 first quarter, primarily due to continued cost improvements for naval power equipment, microwave components, airport security systems and acoustic undersea anti-submarine warfare products. These increases in operating margin were partially reduced by lower margins from the Titan acquired businesses and a 0.4 percentage point reduction related to SFAS 123R stock-based compensation expense. Orders for the Specialized Products segment were $1,020.7 million during the 2006 first quarter.

OUTLOOK

‘‘As we review defense spending priorities and L-3’s strong backlog, we expect that 2006 will be another year of growth for L-3,’’ said Mr. Lanza. ‘‘Defense spending will be up almost 7% for 2006 compared to 2005, and the 2007 fiscal year budget, which was delivered to Congress for its review in February 2006, is also up 7%.’’

– more –

L-3 Communications Announces First Quarter 2006 Results

‘‘Many have been surprised by this growth,’’ continued Mr. Lanza, ‘‘but the U.S. Department of Defense (DoD) requires additional resources for several reasons, which include supporting combat operations. The focus on transformation and recapitalization of existing assets with high technology equipment modifications and upgrades is long overdue, but it is now getting underway. Additionally, current initiatives, including the global war on terrorism, the realignment of U.S. Army Brigade Combat Teams, addressing the capability gaps outlined in the Quadrennial Defense Review (QDR) and increases in the Operations & Maintenance (O&M) budget, as well as military healthcare costs, will require increased funding.’’

‘‘We believe that 2008 will be a defining year for establishing future budget priorities and limits brought on by the next presidential election, and because it will be increasingly difficult to sustain the spiraling costs of new platforms,’’ said Mr. Lanza. ‘‘Looking ahead, we believe that overall defense budget growth will slow to between 2% and 3% and the DoD will have to seriously consider which new platforms they will reduce or eliminate entirely. As a result, we expect that the military will moderate the pace of its transformation and increase the pace of recapitalization efforts, which we believe will be favorable for L-3’s long-term growth.’’

Mr. Lanza said that the capabilities that the DoD needs are communications and ISR, special operations forces (SOF) mobility programs, sea-based and precision weaponry, unmanned aerial vehicles (UAVs), sensors, simulators and robotics. Also, we expect that the DoD’s requirements will include capabilities to deal with stabilizing fragile states, post-conflict reconstruction, force analysis, mobilization and pre-deployment training, and next generation and non-lethal technologies.

In the next few years, L-3 will participate in higher growth segments of the investment and O&M accounts as troops withdraw from Iraq and maintenance, modification and upgrade programs accelerate. Additionally, L-3 has significantly increased its government services business to address the growing requirement for nation-building capabilities. Currently, initiatives are underway in Afghanistan, Iraq and other nations for the DoD, U.S. Department of Justice and the U.S. Department of State.

Homeland security is another area of potential growth. ‘‘L-3’s recent award to provide explosive detection systems to Beijing Capital International Airport, the host airport for the 2008 Summer Olympics, is another sign of the continued growth of the international airport security market,’’ said Mr. Lanza. ‘‘With our recent acquisitions of CyTerra and SafeView, L-3 will have even greater capability, since we are currently integrating their innovative technology to quickly create next generation total checkpoint and non-invasive security systems and portals for passengers and carry-on baggage. We believe that this new breed of screening equipment will have a significant advantage in the market because of its ability to detect more threats than competitive systems, at reduced labor costs.’’

Mr. Lanza also said that there are signs of greater government interest in cargo, port, and mass transportation security as well as in intrusion detection and border security. In addition, the natural disasters that took place in 2005 in the U.S. have generated federal, state, and local interest in L-3’s crisis management, first responder equipment, and law enforcement products and services.

‘‘We believe that the homeland security industry is very fragmented and that L-3 is in an excellent position to acquire companies that have superior technologies,’’ said Mr. Lanza. ‘‘These small companies, like CyTerra and SafeView, are often started by leading scientists and engineers who come to L-3 because they have seen us help support other producers with the marketing and research and development they need to bring their products to the marketplace.’’

Mr. Lanza said that there are also a number of small defense companies that are under examination as acquisition candidates. These businesses are in niche areas that supplement L-3’s existing products and services, including UAVs, optics, government services, robotics, heavy propulsion, training simulators, signal intelligence and communications, sensors, general aviation products, sensors for biological, chemical and weapons of mass destruction (WMD) analysis, aircraft modernization facilities and microwave and laser products for communications and radar.

– more –

L-3 Communications Announces First Quarter 2006 Results

Financial Outlook for 2006

Based on the 2006 first quarter results and information known as of today, the company revised its financial guidance for the year ending December 31, 2006, as follows:

•	sales in excess of $12.2 billion, including all business acquisitions completed to date. The 2006 sales outlook includes estimated organic sales growth for the year of between 8% and 10%, although actual organic sales growth could vary significantly each quarter;

•	diluted EPS of between $4.85 and $5.00, with operating margin of approximately 10.2%, an estimated effective income tax rate of approximately 37% and weighted average diluted shares outstanding of approximately 124 million. The company’s diluted EPS and operating margin estimates for 2006 include the impact of adopting SFAS 123R, which is expected to reduce diluted EPS for 2006 by approximately $0.20 and reduce operating margin by 0.3 percentage points; and

•	free cash flow in excess of $800 million, comprised of net cash from operating activities in excess of $940 million, less net capital expenditures of about $140 million.

L-3 Communications Announces First Quarter 2006 Results

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call today, Tuesday, April 25, 2006, at 4:00 PM ET that will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Michael T. Strianese, senior vice president and chief financial officer, and Cynthia Swain, vice president — corporate communications, will host the call.

4:00 PM ET 3:00 PM CT 2:00 PM MT 1:00 PM PT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=33239

or

http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at either these sites or by dialing (800) 642-1687 (passcode: 7774347), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3com.com.

– more –

L-3 Communications Announces First Quarter 2006 Results

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

# # #

– Financial Tables Follow –

– more –

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In millions, except per share data)

	Three Months Ended March 31,
	2006	2005
Sales:
Contracts, primarily U.S. Government	$2,642.9	$1,750.1
Commercial, primarily products	260.9	212.4
Consolidated sales	$2,903.8	$1,962.5
Costs and expenses:
Contracts, primarily U.S. Government	$2,382.3	$1,565.3
Commercial, primarily products:
Cost of sales	166.9	140.1
Selling, general and administrative expenses	48.0	43.5
Research and development expenses	18.2	14.4
Consolidated costs and expenses	$2,615.4	$1,763.3
Operating income	288.4	199.2
Interest and other (income) expense, net	(5.9)	(2.7)
Interest expense	71.9	38.1
Minority interests in net income of consolidated subsidiaries	2.3	3.2
Income before income taxes	220.1	160.6
Provision for income taxes	81.2	58.2
Net income	$138.9	$102.4
Earnings per share:
Basic	$1.15	$0.88
Diluted(a)	$1.13	$0.86
Weighted average common shares outstanding:
Basic	121.2	116.3
Diluted	123.3	119.5

(a)	Effective January 1, 2006, diluted earnings per share for the three months ended March 31, 2006, includes the impact of adopting the provisions of SFAS 123R, which reduced diluted earnings per share by $0.06. The company adopted the modified prospective transition method provided for in SFAS 123R, and, accordingly, has not restated prior period amounts, including the three months ended March 31, 2005.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECTED FINANCIAL DATA
(In millions)

	Three Months Ended March 31,
	2006	2005
Funded Orders	$3,319.5	$2,674.1
Reportable Segment Operating Data
Sales:
C3ISR	$682.4	$432.8
Government Services	683.1	276.2
Aircraft Modernization and Maintenance	595.4	576.7
Specialized Products	942.9	676.8
Consolidated	$2,903.8	$1,962.5
Operating income:
C3ISR	$72.3	$53.8
Government Services	58.0	22.8
Aircraft Modernization and Maintenance	52.4	54.7
Specialized Products	105.7	67.9
Consolidated	$288.4	$199.2
Operating margin:
C3ISR	10.6%	12.4%
Government Services	8.5%	8.3%
Aircraft Modernization and Maintenance	8.8%	9.5%
Specialized Products	11.2%	10.0%
Consolidated	9.9%	10.2%
Depreciation and amortization:
C3ISR	$10.4	$7.3
Government Services	5.9	2.0
Aircraft Modernization and Maintenance	6.5	5.6
Specialized Products	21.8	16.3
Consolidated	$44.6	$31.2
Cash flow data:
Net cash from operating activities	$187.5	$129.6
Net cash used in investing activities	(437.2)	(520.5)
Net cash from financing activities	28.4	23.7
Net decrease in cash	$(221.3)	$(367.2)
Reconciliation of GAAP to non-GAAP measurements:
Net cash from operating activities	$187.5	$129.6
Less: Capital expenditures	(27.1)	(19.3)
Add: Dispositions of property, plant and equipment	0.9	0.1
Free cash flow(b)	$161.3	$110.4

	March 31, 2006	December 31, 2005
Period end data
Funded Backlog	$7,819.8	$7,000.9
Cash & cash equivalents	$172.6	$393.9
Total debt	$4,633.8	$4,633.5
Minority interests	$84.5	$81.2
Shareholders' equity	$4,688.2	$4,490.7

(b)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.